Exhibit 10.1

Leucadia National Corporation
315 Park Avenue South
New York, New York 10010

[Name of Executive]
c/o Leucadia National Corporation
315 Park Avenue South
New York, New York 10010

June 22, 2010

Dear [Name of Executive]:

This letter is intended to induce you to remain in the employ of Leucadia National Corporation (“LUK”) and shall confirm our understanding as to the following matters:

1.)
If there is a “Change of Control” of LUK during five years from the date hereof, and you are an executive officer of LUK at that time, you shall then have the option, exercisable by written notice within six (6) months after the Change of Control, to terminate your LUK employment and to receive, in addition to all other benefits to which you may be then entitled, a lump sum payment (the “Payment”) as defined below.

2.)	For purposes of the this agreement:
(a)	“Change of Control” shall occur at such time as neither Ian M. Cumming or Joseph S. Steinberg is then serving as LUK’s Chief Executive Officer; and
(b)
“Payment” shall mean $2,750,000 (the “Target Amount”); provided, however, that if the Target Amount, taken together with any amounts or benefits otherwise paid or distributed to you by LUK and/or its subsidiaries and affiliates (collectively “Covered Payments”), would be an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended and the underlying regulations (the “Code”), and would subject you to the Excise Tax under Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Target shall be reduced to the maximum amount which may be paid without you becoming subject to the Excise Tax.

3.)
Notwithstanding the foregoing, you shall not be entitled to receive the Payment or any portion thereof if your employment terminates after a Change of Control as a result of the commission by you of any act of gross negligence in the performance of your duties or obligations to LUK or any of its subsidiary or affiliated companies, or the commission by you of any material act of disloyalty, dishonesty or breach of trust against LUK or any of its subsidiary or affiliated companies.

4.)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment considered “deferred compensation” under Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant and is due upon your separation from service), such payment shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of your “separation from service”, and (B) the date of Executive’s death (the “Delay Period”) and this Agreement and each such plan, program, payroll practice or equity grant shall hereby be deemed amended accordingly.

5.)
You agree that while you are employed by LUK and for two (2) years thereafter, you will not, directly or indirectly, as a stockholder or partner or owner, investor, principal or agent, or in any other manner, engage in any business, within any geographic area in which LUK or its subsidiaries or affiliates conduct business, which competes in any manner with any business conducted by LUK or its subsidiaries or affiliates prior to such termination date.  Further, during such period, you agree not to directly or indirectly solicit or induce any of LUK’s or its subsidiaries or affiliates to leave his or her employment.

6.)	Nothing herein contained shall be construed as creating an employment contract between you and LUK, it being understood that your employment shall be “at will.”

7.)
At the end of the five year period from the date hereof and if a “Change of Control” has not occurred, the Board of Directors of LUK, may upon the recommendation of LUK’s Compensation Committee, choose, in its sole discretion, and based upon its evaluation of your performance during the five year period, to award you all or any portion of the Payment.

8.)	This agreement shall be binding on you and LUK and LUK’s successors and shall be governed by and construed in accordance with the laws of the State of New York.

Please confirm your understanding by signing below.

Very truly yours,

LEUCADIA NATIONAL CORPORATION

By _________________________________
Name: Ian M. Cumming
                                                                  Title: Chairman of the Board

Agreed to:

___________________
[Name of Executive]

3